Exhibit 23.2



                 Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Unifi, Inc. for registration of 561,873 shares of its common stock and to the incorporation by reference therein of our report dated July 15, 1997, with respect to the consolidated financial statements of Unifi, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 29, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



/S/ ERNST & YOUNG LLP


Greensboro, North Carolina
November 17, 1997